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                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                FORM 15-15D


  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                       Commission File Number: 33-83382


                       FIRST MERCURY FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)


                           29621 Northwestern Highway
                                   P.O. 5096
                           Southfield, Michigan 48086
                                (248) 358-4010
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    11% Senior Subordinated Notes due 2004
            (Title of each class of securities covered by this Form)

                                     None
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [ ]      Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(1)(ii)    [ ]      Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(i)     [ ]      Rule 12h-3(b)(2)(ii)     [ ]
     Rule 12g-4(a)(2)(ii)    [ ]      Rule 15d-6               [ ]
     Rule 12h-3(b)(1)(i)     [X]

     Approximate number of holders of record as of the certification or notice date: 65

     Pursuant to the requirements of the Securities Exchange Act of 1934 First Mercury Financial Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: December 30, 1997             By: /s/ RICHARD HALL SMITH
                                       --------------------------------

                                    Name: Richard Hall Smith
                                          -----------------------------

                                    Title: President
                                          -----------------------------